SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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U.S.I. Holdings Corporation

(Name of Registrant as Specified In Its Charter)

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April 22, 2005

To Our Shareholders:

On behalf of the Board of Directors and management of U.S.I. Holdings Corporation, I cordially invite you to the Annual Meeting of Shareholders to be held on Wednesday, May 25, 2005, at 1:00 p.m. (EDT), at our U.S.I. Holdings Corporation Corporate Conference Center, 555 Pleasantville Road, Briarcliff Manor, New York. Your Board of Directors and management look forward to personally greeting those shareholders able to attend.

Details of business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our 2004 Annual Report to Shareholders, which contains financial statements and other important information about our business.

It is important that your shares are represented at the meeting whether or not you plan to attend. Accordingly, we request your cooperation by promptly signing, dating and mailing the enclosed proxy card in the envelope provided for your convenience. You may revoke your proxy at any time, including if you do not attend the meeting and wish to vote in person.

Sincerely,

David L. Eslick Chairman of the Board, President and Chief Executive Officer

U.S.I. HOLDINGS CORPORATION

555 Briarcliff Manor, Suite 160 S

Briarcliff Manor, New York 10510

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 25, 2005

To the Shareholders of

U.S.I. Holdings Corporation:

Notice is hereby given that the Annual Meeting of Shareholders of U.S.I. Holdings Corporation (the “Company”) will be held at 1:00 p.m. (EDT), on May 25, 2005, at the U.S.I. Holdings Corporation Corporate Conference Center, 555 Pleasantville Road, Suite 160 S, Briarcliff Manor, NY 10510, for the following purposes:

1.	To elect seven (7) directors to the Company’s Board of Directors.

2.	To approve the amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation in order to:

•	delete the provisions relating to non-voting common stock and particular series of preferred stock, as the Company has no non-voting common stock or preferred stock outstanding;

•	move certain provisions from the Company’s Amended and Restated Certificate of Incorporation to the Company’s Amended and Restated By-Laws; and

•	change the Company’s name from “U.S.I. Holdings Corporation” to “USI Holdings Corporation”.

3.	To consider such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Only shareholders of record as of April 8, 2005 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

A proxy statement and a proxy card solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy card promptly in the enclosed business reply envelope. You may revoke your proxy at any time, including if you do not attend the meeting and wish to vote in person.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ ERNEST J. NEWBORN, II
ERNEST J. NEWBORN, II
Senior Vice President, General Counsel and Secretary

April 22, 2005

Whether or not you expect to be present at the Annual Meeting, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid business reply envelope. The proxy may be revoked at any time prior to exercise, and if you are present at the Annual Meeting, you may, if you wish, revoke your proxy at that time and exercise the right to vote your shares personally.

U.S.I. HOLDINGS CORPORATION

PROXY STATEMENT

Dated April 22, 2005

For the Annual Meeting of Shareholders

To be Held May 25, 2005

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of U.S.I. Holdings Corporation (the “Company”) for use at the Company’s 2005 Annual Meeting of Shareholders to be held on May 25, 2005, including any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Company intends to mail this proxy statement and the accompanying form of proxy to shareholders on or about April 26, 2005.

Only shareholders of record at the close of business on April 8, 2005 (the “Record Date”) are entitled to notice of and to vote in person or by proxy at the Annual Meeting. As of the Record Date, there were 56,070,310 shares of common stock, $.01 par value, of the Company outstanding and entitled to vote at the Annual Meeting. The presence of a majority of such shares is required, in person or by proxy, to constitute a quorum for the conduct of business at the Annual Meeting. Each share is entitled to one vote on any matter submitted for vote by the shareholders.

Proxies in the accompanying form, duly executed, and returned to the Secretary of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the shareholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

Each nominee for director has indicated that he will serve if elected, but if the situation should arise that any nominee is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by the Board of Directors. While management knows of no other matters to be brought before the Annual Meeting of Shareholders other than those set forth in the Notice of Meeting, the persons appointed as proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting or any postponement or adjournment thereof, including any vote to postpone or adjourn the Annual Meeting.

A copy of the Company’s 2004 Annual Report is being furnished herewith to each shareholder of record as of the close of business on the Record Date.

Quorum and Voting Requirements

The holders of a majority of the votes of all the shares of capital stock of the Company issued and outstanding and entitled to vote on the Record Date, represented in person or by proxy, shall constitute a quorum for the purpose of transacting business at the Annual Meeting. For any business at the Annual Meeting, including the election of directors, the vote of a majority of the shares present and entitled to vote, assuming a quorum is present, shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law, by the Amended and Restated Certificate of Incorporation or by the Amended and Restated By-laws. An abstention and a “broker non-vote” are counted for purposes of determining the presence of a quorum at the Annual Meeting. “Broker non-votes” are votes that brokers holding shares of record for their customers (i.e., in “street name”) are not permitted to cast under applicable regulations because the brokers have not received clear voting instructions from their customers.

PROPOSAL 1: ELECTION OF DIRECTORS

Composition and Recommendation of the Board

The Company’s Board of Directors presently consists of seven directors, six of whom are independent directors. The directors are elected at annual or special meetings of shareholders or by written consent of the shareholders entitled to vote in lieu thereof, and each director elected shall hold office until the next annual meeting of shareholders and until such director’s successor is elected and qualified or until such director’s earlier death, incapacity, resignation or removal. Directors need not be shareholders.

The Board of Directors recommends a vote “FOR” the nominees for director listed below for election to the Board of Directors.

Nomination of Directors

The seven nominees for election as directors are David L. Eslick, Ronald E. Frieden, Richard M. Haverland, Thomas A. Hayes, L. Ben Lytle, Robert A. Spass and Robert F. Wright. Information regarding each of the nominees is set forth below. The nominees have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director, the proxies will be voted for a substitute nominee as the Board of Directors may designate.

All of the Company’s current directors are being nominated for election. If elected, their terms will expire at the Company’s next annual meeting in 2006.

About the Nominees

The following information as of April 1, 2005 has been furnished by the nominees for director.

Name (Age)	Information About the Nominees
David L. Eslick Director since 1998 Age: 46	Mr. Eslick has served as the Company’s chairman and chief executive officer since January 2002 and as the Company’s president since April 1999, previously served as the Company’s chief operating officer from July 1998 until December 2002 and has been one of the Company’s directors since July 1998. From January 1998 to July 1998, Mr. Eslick served as the Company’s executive vice president for marketing and sales, and, from January 1997 to January 1998, Mr. Eslick served as senior vice president for marketing and sales. From October 1993 to January 1997, Mr. Eslick served as president and chief executive officer of Acordia of Cincinnati, Inc., the Cincinnati, Ohio-based subsidiary of Acordia, Inc., an insurance brokerage company. Mr. Eslick has over 21 years of industry experience.

Ronald E. Frieden Director since 2004 Age: 62	Mr. Frieden has been a director since January 2004. He served as audit partner with the public accounting firm of Ernst & Young LLP from 1979 until his retirement in 2003 during which time his focus was on public and private companies in the financial services industry. Over his career, Mr. Frieden has 39 years of experience in the financial services industry. Mr. Frieden serves as a member of the Audit Committee and Compensation Committee of the Board of Directors.

Richard M. Haverland Director since 2003 Age: 64	Mr. Haverland has been a director since February 2003. He served as chairman, president and chief executive officer of the Highlands Insurance Group, Inc. from 1996 until his retirement in 1999. From 1994 to 1995 he served as a partner and consultant to Insurance Partners I, L.P. Mr. Haverland serves as a member of the Audit Committee and the Nominating and Governance Committee of the Board of Directors. Mr. Haverland also serves on the Board of Directors of Catlin General Ltd., a Bermuda-based insurance company.

Name (Age)	Information About the Nominees
Thomas A. Hayes Director since 2002 Age: 62	Mr. Hayes has been a director since November 2002. He is of counsel at the law firm Keating, Muething & Klekamp PLL. From 2002 to 2003, he served as vice president for KMK Consulting Company, a Cincinnati, Ohio-based consulting company. Prior to that time, for 23 years Mr. Hayes was employed in various positions by Great American Insurance Company, including, among others, general counsel and president of the Commercial Division. He serves on the Audit Committee and as chairman of the Compensation Committee of the Board of Directors.

L. Ben Lytle Director since 2003 Age: 58	Mr. Lytle has been a director since May 2003. He has served as the chairman and chief executive officer of AXIA Health Management, LLC, an Arizona-based health management company, since November 2004. He served as president of Anthem Insurance from March 1989 to April 1999 and as chief executive officer of Anthem Insurance from March 1989 to October 1999. He is an Executive-in-Residence at the University of Arizona School of Business and an Adjunct Fellow and trustee of the American Enterprise Institute. He is a chairman emeritus of Anthem, Inc., a health benefit company, and serves as a director of Duke Realty Corporation, a real estate investment firm, and Monaco Coach Corporation, which is a manufacturer of motor coaches and recreational vehicles. Mr. Lytle serves as the Company’s presiding director, chairman of the Nominating and Governance Committee and is a member of the Compensation Committee of the Board of Directors.

Robert A. Spass Director since 1999 Age: 48	Mr. Spass has been a director since November 1999. He is a partner of Capital Z Financial Services Fund II, L.P. Prior to co-founding Capital Z in 1998, Mr. Spass was the managing partner and co-founder of Insurance Partners I, L.P. Mr. Spass also was president and chief executive officer of International Insurance Advisors, Inc., the management company of International Insurance Investors, L.P. Prior to joining International Insurance Investors, Mr. Spass was a director of investment banking at Salomon Brothers with responsibility for corporate finance relationships with the insurance industry. Prior to joining Salomon, Mr. Spass was a senior manager for Peat Marwick Main & Co., providing accounting and consulting services for the insurance industry. He currently serves on the Board of Directors of Universal American Financial Corporation, CERES Group, Inc., Lending Tree, Inc., Highlands Insurance Group and Aames Financial Corp.

Robert F. Wright Director since 2002 Age: 78	Mr. Wright has been a director since November 2002. He has been president of Robert F. Wright Associates, Inc. since 1988. Previously, Mr. Wright was a senior partner of the public accounting firm of Arthur Andersen LLP. Mr. Wright currently serves on the Board of Directors of The Navigators Group, Inc. and Universal American Financial Corp. Mr. Wright serves as the chairman of the Audit Committee of the Board of Directors.

Meetings and Committees of the Board

The Board of Directors meets on a regular basis to supervise, review and direct the Company’s business and affairs. During the year ended December 31, 2004, the Board of Directors held eleven meetings, either in person or telephonically. The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee to which it has assigned certain responsibilities in connection with the governance and management of the Company’s affairs. In addition the Board has appointed Mr. Lytle as the Company’s presiding director. The Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. The agenda for each regularly scheduled meeting of the Board of Directors allows for the independent directors to meet without management present. In 2004, no director attended less than 75% of the meetings of the Board of Directors and the committees on which he served, and all directors except Mr. Lytle attended the 2004 Annual Shareholders’ Meeting.

Director Independence Determination

At its meeting on February 27, 2004, the Board of Directors considered information regarding the relationships between each director and his family, on the one hand, and the Company, on the other, for the purpose of determining a director’s independence from the Company. The Board made its determinations under the published listing requirements of the Nasdaq National Market. The Nasdaq National Market independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq National Market listing requirements, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management. After reviewing the information presented to it, the Board concluded that each nominee for director named above, except Mr. Eslick, satisfied the Nasdaq National Market standards of independence.

Directors’ Compensation

Mr. Eslick, who is a full-time employee of the Company, receives no additional compensation for services as a director.

During 2004, non-employee directors received an annual retainer of 1,400 shares of the Company’s common stock, $20,000 plus fees of $1,500 for each Board meeting attended and $500 for each Committee meeting attended. Telephonic meeting fees were paid at one-half of the regular attendance fee. The chairs of the Audit, Compensation, and Nominating and Governance Committees were paid an additional fee as recognition of the additional services rendered in connection with committee chair responsibilities. These fees were $20,000 for the Audit Committee Chair and $15,000 for each of the Compensation Committee Chair and Nominating and Governance Committee Chair. Each Director may elect to receive between 50% and 100% of his annual retainer and Committee chair fees in the Company’s common stock.

Directors are eligible to participate in the Company’s Non-qualified Deferred Compensation Plan. This program, also available to a certain executives and sales professionals of the Company, allows for the deferral of any cash compensation to a later date.

Audit Committee

The principal function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee the integrity of the financial statements of the Company, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor, and the performance of the Company’s internal audit function and independent auditors. In furtherance of this purpose, the Audit Committee has, among other matters, the following responsibilities:

•	to select the Company’s independent auditors;

•	to review the scope of the audit to be conducted by the Company’s independent auditors, as well as the results of their audit;

•	to approve non-audit services provided by the Company’s independent auditors; and

•	to review the organization and scope of the Company’s internal system of audit, financial and disclosure controls, and the accounting standards and principles followed.

The Audit Committee held twelve meetings in 2004. The Audit Committee is comprised of four independent directors. Mr. Wright chairs the Audit Committee and the other members of the Audit Committee are Messrs. Frieden, Haverland and Hayes. As required by Nasdaq National Market listing standards, the members of the Audit Committee each qualify as “independent” under special standards established by the U.S. Securities and Exchange Commission (the “SEC”) for members of Audit Committees. The Audit Committee also includes at least two members, Messrs. Wright and Frieden, who were determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with the SEC rules. A copy of the Charter/Key Practices of the Audit Committee of the Board of Directors was attached as Annex A to the Company’s Proxy Statement filed with the SEC on April 21, 2003.

Compensation Committee

The function of the Compensation Committee is to act on behalf of the Board of Directors in setting executive compensation policy, administering compensation plans approved by the Board of Directors and shareholders, and reviewing and approving or recommending to the Board of Directors, among other things, base salary levels, annual incentive awards, and equity incentive awards of the chief executive officer and the other named executive officers (as defined under “Executive Officer Compensation”). The Compensation Committee held five meetings in 2004. The Compensation Committee is compromised of three independent directors. Mr. Hayes chairs the Compensation Committee and the other members of the committee are Messrs. Frieden and Lytle. The report of the Compensation Committee can be found below under the heading “Compensation Committee Report on Executive Compensation.”

Nominating and Governance Committee

The function of the Nominating and Governance Committee is to suggest to the Board of Directors nominees to fill vacancies on the Board when they occur and to develop and review the Company’s governance principles and recommend proposed changes to the Board of Directors. The Nominating and Governance Committee also conducts on an annual basis a qualitative performance review and evaluation of the Company’s chief executive officer and reviews and makes appropriate decisions with respect to the Company’s management succession program. The Nominating and Governance Committee held three meetings in 2004. The Nominating and Governance Committee is currently compromised of three independent directors. Mr. Lytle, who is also the Company’s presiding director, chairs the Nominating and Governance Committee and the other members of the committee are Messrs. Haverland and Wright.

When assessing the appropriate skills and characteristics required of Board of Director members in the context of the current size and make-up, the Nominating and Governance Committee considers numerous factors. These factors include understanding of and accomplishments in the insurance brokerage industry and other relevant experience, as well as how well the prospective member would interact with the other Board members. These factors, and any other qualifications considered useful by the Committee, are reviewed in the context of an assessment of the perceived needs of the Board of Directors at a particular point in time. As a result, the priorities and emphasis of the Nominating and Governance Committee and of the Board of Directors may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. Therefore, while the Committee focuses on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

In 2004, the Company did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating nominee candidates. The Nominating and Governance Committee will consider candidates proposed by shareholders, but at this time has not received any unsolicited candidate proposals from shareholders. The Nominating and Governance Committee would use the same criteria for evaluating candidates proposed by shareholders as it does for other candidates. A shareholder seeking to recommend a prospective nominee for the Nominating and Governance Committee’s consideration should submit the candidate’s name and qualifications to the Corporate Secretary via e-mail at enewborn@usi.biz, or by mail to Ernest J. Newborn, II, Corporate Secretary, U.S.I. Holdings Corporation, 555 Pleasantville Road, Suite 160 S, Briarcliff Manor, New York 10510. A copy of the charter of the Nominating and Governance Committee of the Board of Directors was attached as Annex A to the Company’s Proxy Statement filed with the SEC on April 22, 2003.

Code of Ethics

The Board has adopted a Code of Ethics for directors and officers of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer and principal accounting officer. A copy of the Code of Ethics is available on the Company’s website at www.usi.biz and was filed as an exhibit to the Company’s 2003 Annual Report on Form 10-K. The Company intends to disclose amendments to, or waivers from, the Code of Ethics, if any, on the Company’s website.

Code of Business Conduct

The Board has adopted a Code of Business Conduct that outlines the principles, policies and laws that govern the activities of the Company and its employees and establishes guidelines for professional conduct. All of the Company’s employees are required to read and follow the Code of Business Conduct.

Ethics Hotline

The Company strongly encourages employees to raise possible ethical issues. The Company maintains an ethics hotline that is available 24 hours a day, seven days a week, and which is centrally answered by an independent, third-party service. Callers may remain anonymous and, to further protect the caller’s anonymity, the telephone compliance hotline staff do not identify the gender of the caller, tape record the call or use “caller ID” or other methods to identify the telephone number of the caller. The Company prohibits retaliatory action against any individual for raising possible ethical issues, and employees at all levels are prohibited from retribution against anyone for reporting or supplying information about an ethical concern.

Communications from Shareholders to the Board

The Board of Directors recommends that shareholders deliver any communications with the Board in writing by sending them in care of the Corporate Secretary. Shareholders may send such communications by email to enewborn@usi.biz, or by mail to Ernest J. Newborn, II, Corporate Secretary, U.S.I. Holdings Corporation, 555 Pleasantville Road, Suite 160 S, Briarcliff Manor, New York 10510. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Corporate Secretary to review such correspondence and not forward those which in his discretion are frivolous or otherwise inappropriate for the Board’s consideration.

PROPOSAL 2: APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Approval of this proposal would amend and restate the Company’s Amended and Restated Certificate of Incorporation (the “Existing Certificate”) in the manner described below. A copy of the Amended and Restated Certificate of Incorporation that you are being asked to approve (the “Proposed Certificate”) is attached to this Proxy Statement as Appendix A. The proposed changes to the Existing Certificate are described in more detail below.

The Company’s Board of Directors has approved by unanimous written consent the amendment and restatement of the Existing Certificate in order to:

(i)	delete the provisions relating to non-voting common stock and particular series of preferred stock, as the Company has no non-voting common stock or preferred stock outstanding;

(ii)	move certain provisions from the Existing Certificate to the Company’s Amended and Restated By-Laws; and

(iii)	change the Company’s name from “U.S.I. Holdings Corporation” to “USI Holdings Corporation”.

Change of Name from “U.S.I. Holdings Corporation” to “USI Holdings Corporation”

The Board of Directors has approved changing the Company’s name from “U.S.I. Holdings Corporation” to “USI Holdings Corporation” in order to conform the appearance of the Company’s formal corporate name to how its name appears in its marketing materials and other materials it disseminates to the public.

Deletion and Replacement of Certain Provisions No Longer Relevant to the Company as a Result of Its Initial Public Offering

Upon consummation of the Company’s initial public offering in October 2002, the Company no longer had any shares of preferred stock outstanding, and no shares of preferred stock are outstanding today. To reflect those circumstances, the Board of Directors has approved amending the Existing Certificate as described below.

Deletion and Replacement of Provisions Relating to Specific Series of Preferred Stock

Since there are no shares of preferred stock outstanding, the enumeration of the rights and preferences of no longer outstanding series of preferred stock is not necessary or meaningful. Consequently, the Board of Directors deems it in the interest of the Company to eliminate from the Existing Certificate such specific provisions, and the Proposed Certificate retains the existing authority of the Board to authorize issuances of preferred stock in the future and to determine the rights and preferences of such issuances when and if they occur. The Proposed Certificate would include a provision which sets forth these rights, which, in substance, is similar to that in the Existing Certificate, but sets out in greater detail the categories of rights and preferences the Board may specify for future issuances of preferred stock. The Company has no present plans to issue any series of preferred stock, but may do so if it determined that such an issuance would be necessary or desirable.

Deletion of Non-Voting Common Stock

Prior to its initial public offering, the Company’s holders of convertible preferred stock included investors that were restricted in their ability to hold voting common stock of the Company. As an accommodation to these investors, the Company created a class of non-voting common stock into which those investors’ preferred stock was convertible. Since these investors no longer hold any preferred stock convertible into non-voting common stock, the references in the Existing Certificate to non-voting common stock are no longer necessary or meaningful. Consequently, the Board of Directors deems it in the interest of the Company to delete provisions that provide for and otherwise relate to non-voting common stock by approving the Proposed Certificate.

Movement of Certain Provisions from the Existing Certificate to the Company’s By-Laws

The Existing Certificate includes provisions regarding certain rights of the Board of Directors to manage the Company’s finances and operations. The Existing Certificate also includes detailed provisions regarding the obligation of the Company to provide the Company’s directors, officers, employees and agents indemnification against liability in proceedings against such persons in those capacities, as well the ability of the Company to provide directors, officers and other persons with insurance against any such liabilities.

The principal change that would result from the movement of such detailed provisions from the Existing Certificate to the Company’s Amended and Restated By-laws is as follows. By including the detailed provisions in the Company’s certificate of incorporation, such provisions may only be changed with the approval of both the Board of Directors and the shareholders of the Company. Once the detailed provisions are deleted by approving the Proposed Certificate and added to the Amended and Restated By-laws, they may be changed with the approval of either the Board of Directors or the shareholders. No substantive changes in the indemnification obligations of the Company and the rights and limitations of directors, officers, employees and agents of the Company to be indemnified or insured are being made as a result of the recommended change.

Many corporations, including several of the Company’s peer corporations, do not include detailed provisions regarding the companies’ rights and obligations in such instances in their certificates of incorporation, but instead set them forth in their by-laws. The Board of Directors deems it in the interest of the Company to replace the detailed provisions from the Existing Certificate with more general provisions and expects to approve, conditioned on the shareholders approval of this proposal, amending and restating the Company’s Amended and Restated By-Laws to provide for more detailed such provisions with the same substance as currently appears in the Existing Certificate.

If this proposal is approved, the Company will file an Amended and Restated Certificate of Incorporation with the Delaware Secretary of State promptly following such approval, which will become effective on the date the filing is accepted. In addition, the Board of Directors expects to amend the Amended and Restated By-laws of the Company to add the detailed provisions pertaining to indemnification and insurance now contained in the Existing Certificate.

Executive Officers

The following table sets forth information regarding the Company’s executive officers as of April 1, 2005.

Name, Position, Age	Information About the Executive Officers
David L. Eslick Chairman of the Board, President and Chief Executive Officer Age: 46	Mr. Eslick has served as the Company’s chairman and chief executive officer since January 2002 and as the Company’s president since April 1999, previously served as the Company’s chief operating officer from July 1998 until December 2002 and has been one of the Company’s directors since July 1998. From January 1998 to July 1998, Mr. Eslick served as the Company’s executive vice president for marketing and sales, and, from January 1997 to January 1998, Mr. Eslick served as senior vice president for marketing and sales. From October 1993 to January 1997, Mr. Eslick served as president and chief executive officer of Acordia of Cincinnati, Inc., the Cincinnati, Ohio-based subsidiary of Acordia, Inc., an insurance brokerage company. Mr. Eslick has over 21 years of industry experience.

Robert S. Schneider Executive Vice President and Chief Financial Officer Age: 51	Mr. Schneider has served as the Company’s executive vice president and chief financial officer since March 2003 and as the Company’s executive vice president of finance and administration since November 2002. From June 1998 to November 2002, Mr. Schneider served as vice president finance and controller for Anthem, Inc., an Indianapolis, Indiana-based healthcare benefits and insurance company. From January 1997 to June 1998, Mr. Schneider served as vice president mergers and acquisitions for Anthem, Inc. Mr. Schneider has over 26 years of industry experience.

Edward J. Bowler Senior Vice President, Corporate Development Age: 48	Mr. Bowler has served as the Company’s senior vice president, corporate development since March 2003 and previously as the Company’s chief financial officer from October 2001 to March 2003 and as senior vice president, finance from January 2000 to October 2001. From September 1997 to January 2000, Mr. Bowler served in several financial and operational positions with the Company. From October 1993 until September 1997, Mr. Bowler served as chief financial officer of Acordia of San Francisco, Inc., the San Francisco, California-based subsidiary of Acordia, Inc. Mr. Bowler has over 16 years of industry experience.

Jeffrey L. Jones Senior Vice President and Chief Marketing Officer Age: 50	Mr. Jones has served as the Company’s senior vice president and chief marketing officer since December 2002. He had previously served as the Company’s regional chief executive officer, USI West Coast, from 1999 until 2002. From 1994 to 1999, he served as executive vice president and chief operating officer of TriWest Insurance Services, a Southern California-based insurance broker acquired by the Company in 1994. Mr. Jones has over 26 years of industry experience.

Name, Position, Age	Information About the Executive Officers

Robert J. Nesbit Senior Vice President and Chief Human Resources Officer Age: 48	Mr. Nesbit has served as the Company’s senior vice president and chief human resources officer since December 2003. From August 2002 until December 2003, Mr. Nesbit was President of The Nesbit Group, human resources consulting firm located in Bala Cynwyd, Pennsylvania. From March 2002, until July 2002, Mr. Nesbit served as vice president global staffing and diversity of the Campbell Soup Company. From April 1997 until August 2001, Mr. Nesbit served as human resources director for Time, Inc.

Ernest J. Newborn, II, Senior Vice President, General Counsel and Secretary Age: 47	Mr. Newborn has served as the Company’s senior vice president, general counsel and secretary since September 1998. From August 1997 to September 1998, Mr. Newborn served as vice president of Anthem, Inc., an Indianapolis, Indiana-based healthcare benefits and insurance company. From May 1994 to August 1997, Mr. Newborn served as vice president, general counsel and secretary of Acordia, Inc., which, at the time of his tenure, was a publicly held insurance brokerage and related financial services company. Mr. Newborn has over 13 years of industry experience.

PRINCIPAL SHAREHOLDERS

Beneficial Ownership

The following tables set forth information with respect to the beneficial ownership of shares of the common stock of the Company, which is the Company’s only class of voting stock, as of March 7, 2005, by:

•	each person known by the Company to own beneficially more than 5% of the Company’s common stock;

•	each of the Company’s directors;

•	the Company’s named executive officers; and

•	all of the Company’s directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Persons Known to Own More Than 5% of Common Stock Outstanding

Name	Address	Shares of common stock beneficially owned	Percentage beneficially owned
Capital Z Financial Services Fund II, L.P.
(1) (8)	Capital Z Partners 54 Thompson Street New York, NY 10012	9,797,633	17.5%

MSD Capital (2)	MSD Capital 645 Fifth Avenue, 21st Floor New York, NY 10022-5910	4,460,396	8.0%

ValueAct Capital (3)	ValueAct Capital 435 Pacific Avenue, 4th Floor San Francisco, CA 94133	4,182,449	7.5%

Fidelity Management & Research Co. (4)	Fidelity Management & Research Co. 1 Federal Street Boston, MA 02110	4,071,867	7.3%

Wasatch Advisors (5)	Wasatch Advisors 150 Social Hall Avenue, 4th Floor Salt Lake City, UT 84111	3,739,395	6.7%

Director and Executive Officer Common Stock Ownership

Name	Position	Shares of common stock beneficially owned	Percentage beneficially owned
David L. Eslick (6) (7)	Chairman of the Board, President and Chief Executive Officer	532,947	*

Ronald E. Frieden (7)	Director	5,255	*

Richard M. Haverland (7)	Director	27,755	*

Thomas A. Hayes (7)	Director	18,771	*

L. Ben Lytle (7)	Director	15,171	*

Robert A. Spass (7) (8)	Director	9,797,613	17.5%

Robert F. Wright (7)	Director	20,755	*

Robert S. Schneider (6) (7)	Executive Vice President and Chief Financial Officer	100,215	*

Thomas E. O’Neil (6) (7) (9)	Senior Vice President and Chief Operating Officer	271,966	*

Jeffrey L. Jones (6) (7)	Senior Vice President and Chief Marketing Officer	330,489	*

Ernest J. Newborn, II (6) (7)	Senior Vice President, General Counsel and Secretary	160,071	*

Directors and executive officers as a group (13 people) (7) (8)		11,406,223	20.3%

*	Less than 1%. The address of all directors and executive officers is c/o U.S.I. Holdings Corporation, 555 Pleasantville Road, Suite 1605, Briarcliff Manor, New York.
(1)	The shares of common stock beneficially owned by Capital Z Financial Services Fund II, L.P. are directly held by Capital Z Financial Services Fund II, L.P. and its affiliate Capital Z Financial Services Private Fund II, L.P., in the following amounts: (a) Capital Z Financial Services Fund II, L.P.—9,388,693 shares; (b) Capital Z Financial Services Private Fund II, L.P.—49,902 shares; and (c) 76,283 shares which were acquired through the exercise of warrants on July 21, 2004 by Capital Z Financial Services Fund II, L.P. All other shares are beneficially owned as described in footnote (8).
(2)	Based upon the information contained in a Schedule 13G/A filed on February 14, 2005, the following persons beneficially own in the aggregate 4,460,396 of the Company’s shares:

Shareholder	Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
MSD Capital, L.P.	4,460,396	0	4,460,396	0	4,460,396
MSD Torchlight, L.P.	1,230,149	0	1,230,149	0	1,230,149
MSD SBI, L.P.	1,607,590	0	1,607,590	0	1,607,590
MSD Portfolio L.P.—Investments	1,622,657	0	1,622,657	0	1,622,657

The address of each of the above persons is 645 Fifth Avenue, 21st Floor, New York, New York 10022.

(3)	Based upon the information contained in a Schedule 13D/A filed on March 7, 2005, the following persons beneficially own in the aggregate 4,182,449 of the Company’s shares:

Shareholder	Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
ValueAct Capital Master Fund, L.P.	4,119,715	0	4,119,715	0	4,119,715
ValueAct Capital Partners Co-Investors, L.P.	62,734	0	62,734	0	62,734
VA Partners, L.L.C.	4,182,449	0	4,182,449	0	4,182,449
Jeffrey W. Ubben	4,182,449	0	4,182,449	0	4,182,449
George F. Hamel, Jr.	4,182,449	0	4,182,449	0	4,182,449
Peter H. Kamin	4,182,449	0	4,182,449	0	4,182,449

The address of each of the above persons is 435 Pacific Avenue, Fourth Floor, San Francisco, California 94133.

(4)	Based upon the information contained in a Schedule 13G/A filed on March 10, 2005, the following persons beneficially own in the aggregate 4,071,867 of the Company’s shares:

Shareholder	Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
FMR Corp.	4,071,867	240,530	0	4,071,867	0
Edward C. Johnson 3d	4,071,867	4,071,867	0	4,071,867	0
Abigail P. Johnson	4,071,867	4,071,867	0	4,071,867	0

FMR Corp., Edward C. Johnson 3d and the Fidelity funds each has sole dispositive power over 3,834,767 of these shares beneficially owned by Fidelity Management & Research Company; neither FMR Corp. nor Edward C. Johnson has sole voting power over the shares owned by the Fidelity funds, which power resides in the funds’ Boards of Trustees. FMR Corp. and Edward C. Johnson 3d each has sole dispositive power and sole voting power over 237,100 of these shares beneficially owned by Fidelity Management Trust Company. The address of each of the above persons is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	Based upon the information contained in a Schedule 13G filed on February 14, 2005 by Wasatech Advisors, Inc. The address of Wasatech Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, Utah 84111.

(6)	Includes restricted stock held as follows: 15,560 shares held by Mr. Eslick; 10,373 shares held by Mr. Schneider; 8,645 shares held by Mr. Jones; and 3,458 shares held by Mr. Newborn. Also includes shares of restricted stock units issuable on March 14, 2005 as follows: Mr. Eslick, 11,357 shares; Mr. O’Neil, 4,916 shares; and Mr. Newborn, 4,425 shares.

(7)	Includes shares of stock that are held directly or indirectly for the benefit of such individuals or jointly, or directly or indirectly for members of such individuals’ families, with respect to which beneficial ownership in certain cases may be disclaimed. Also includes shares of stock which may be acquired within sixty days of March 7, 2005, through the exercise of stock options as follows: Mr. Eslick, 474,991 shares; Mr. Frieden, 2,500 shares; Mr. Haverland, 5,000 shares; Mr. Hayes, 5,000 shares; Mr. Lytle, 2,500 shares; Mr. Spass, 10,000 shares; Mr. Wright, 5,000 shares; Mr. Schneider, 84,032 shares; Mr. O’Neil, 224,584 shares; Mr. Jones, 218,062 shares; and Mr. Newborn, 144,291 shares.

(8)	Mr. Spass owns 272,755 shares. Because Mr. Spass is a partner of Capital Z Financial Services Fund II, L.P., he may be deemed to beneficially own shares owned by Capital Z Financial Services Fund II, L.P. and its affiliates. All such other shares are beneficially owned as described in footnote (1), and Mr. Spass disclaims beneficial ownership of these shares.

(9)	Mr. O’Neil resigned as Senior Vice President and Chief Operating Officer of the Company on February 24, 2005.

RELATED PARTY TRANSACTIONS

Zurich/USI Joint Venture

In April 1998, the Company entered into a joint venture agreement with an affiliate of Zurich Financial Services under which the Zurich affiliate agreed to develop insurance products and programs for the sale and distribution to each of the Company’s customers and other entities that are not-for-profit organizations. Zurich made an initial contribution equal to three months of operating expenses for the joint venture and is required to contribute, as necessary, additional capital up to $1.5 million. Until Zurich recovers its total capital contributions, all profits and losses of the joint venture are allocated only to Zurich. Once Zurich recoups these capital contributions, the joint venture’s profits and losses will be allocated 80% to Zurich and 20% to the Company. At this time, Zurich has not yet recouped its initial capital.

In May 2001, the Company entered into a term loan with Zurich in the amount of $3.0 million that had a maturity date in September 2004. The loan was repaid in full on September 20, 2004.

Zurich sold all of the Company’s shares beneficially owned by it in a public offering which was completed on April 20, 2004.

UnumProvident/USI Marketing Support Agreement

In November 2001, we entered into a market support agreement with UnumProvident under which UnumProvident agreed to pay to the Company a voluntary benefits marketing service fee in the amount of $500,000 for the Company’s marketing of its voluntary benefit products. Under the terms of the agreement, UnumProvident paid the Company a 10% commission on gross written premiums on all insurance products which were developed by and placed with UnumProvident through December 31, 2002. The $500,000 service fee was an advance payment to be earned based on specified premium production levels. The Company has reached the specified premium production levels and hence the advance payment has been fully earned.

In addition, UnumProvident sold 1,494,590 of our shares beneficially owed by it in a public offering which was completed on April 20, 2004.

Commissions and Fees from Insurance Carriers

In 2004, the Company received commissions and fees from the placement of insurance premiums of approximately $7.2 million from Zurich and $16.6 million from UnumProvident.

Other

Ronald E. Eslick, who is the brother of the Company’s Chairman, President and Chief Executive Officer, David L. Eslick, is employed by a subsidiary of the Company as a sales professional and for his services received $310,476 in compensation for the year ended 2004.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation

The following table provides summary information concerning the various forms of compensation of each person who was (i) at any time during 2004 the Company’s chief executive officer or (ii) at December 31, 2004, one of the Company’s four most highly compensated executive officers, other than the chief executive officer (together with the Company’s chief executive officer, the “named executive officers.”) “All Other Compensation” includes perquisites and other personal benefits paid to each of the named executive officers, such as 401(k) plan profit sharing and matching contributions and relocation benefits.

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus (1)			Other Annual Compensation (2)	Restricted Stock Awards			Securities Underlying Options		All Other Compensation
David L. Eslick Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	$ $ $	487,019 420,317 386,800	$ $ $	75,000 318,750 365,750		— — —	$ $	224,998 — 337,980	(3)	40,948 — 703,018	(4)	$ $ $	11,310 153,006 7,595	(5)(11) (6)(8) (7)

Thomas E. O’Neil (9) Senior Vice President and Chief Operating Officer	2004 2003 2002	$ $ $	350,000 351,346 349,998	$ $ $	0 554,000 604,000	(9) (10)	— — —	$ $	149,994 — 95,800	(3)	27,299 — 349,226	(4)	$ $ $	7,745 7,595 7,595	(5) (6) (7)

Jeffrey L. Jones (10) Senior Vice President and Chief Marketing Officer	2004 2003 2002	$ $ $	348,235 341,107 339,799	$ $ $	36,750 893,927 161,754	(10) (10)	— — —	$ $	125,007 — 95,800	(3)	22,749 — 324,116	(4)	$ $ $	36,401 43,249 7,525	(5)(11) (6)(8) (7)

Robert S. Schneider Executive Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	270,673 250,961 41,667	$ $	24,750 112,500 —		— — —		$149,994 — —		27,299 — —		$ $	6,928 95,779 —	(5) (6)(8)

Ernest J. Newborn, II Senior Vice President, General Counsel and Secretary	2004 2003 2002	$ $ $	270,673 250,962 250,000	$ $ $	49,500 112,500 142,500		— — —	$ $	50,003 — 118,840	(3)	9,100 — 223,542	(4)	$ $ $	111,315 7,229 7,229	(5)(11) (6) (7)

(1)	Amounts represent bonuses paid for services rendered during the years 2004, 2003 and 2002. For 2002, amounts shown include the fair market value of two year restricted stock unit awards for the individuals in the following amounts: David L. Eslick, $115,500; Thomas E. O’Neil, $50,000; and Ernest J. Newborn, II, $45,000.
(2)	Officers may receive perquisites and personal benefits, the dollar amount of which are below current SEC thresholds for reporting requirements.
(3)	Amounts represent restricted stock units granted to the individuals in October 2002, at a per-unit price of $10.00, which were converted into shares of common stock on a 1-for-1 basis in April 2003.
(4)	Amount shown includes options which were granted in exchange for already outstanding stock appreciation rights for the individuals in the following amounts: David L. Eslick, 242,600; Thomas E. O’Neil, 120,000; Jeffrey L. Jones, 109,782; and Ernest J. Newborn, II, 66,000.
(5)	Amount shown includes 401(k) plan profit sharing and matching contributions for the year 2004, for the individuals in the following amounts: David L. Eslick, $6,150; Thomas E. O’Neil, $6,150; Jeffrey L. Jones, $6,150; Robert S. Schneider, $6,150; and Ernest J. Newborn, II, $6,150.

(6)	Amount shown includes 401(k) plan profit sharing and matching contributions for the year 2003, for the individuals in the following amounts: David L. Eslick, $6,000; Thomas E. O’Neil, $6,000; Jeffrey L. Jones, $6,000; Robert S. Schneider, $6,000; and Ernest J. Newborn, II, $6,000. Amount shown also includes term life insurance premiums paid by the Company for the fiscal year 2003, for the individuals in the following amounts: David L. Eslick, $1,595; Thomas E. O’Neil, $1,595; Jeffrey L. Jones, $1,525; Robert S. Schneider, $797; and Ernest J. Newborn, II, $1,229.
(7)	Amount shown also includes 401(k) plan profit sharing and matching contributions for the year 2002, for the respective individuals in the following amounts: David L. Eslick, $6,000; Thomas E. O’Neil, $6,000; Jeffrey L. Jones, $6,000; and Ernest J. Newborn, II, $6,000. Amount shown also includes term life insurance premiums paid by the Company for the fiscal year 2002, for the respective individuals in the following amounts: David L. Eslick, $1,595; Thomas E. O’Neil, $1,595; Jeffrey L. Jones, $1,525; and Ernest J. Newborn, II, $1,229.
(8)	Amount shown includes relocation benefits received in connection with the Company’s relocation of its corporate office from San Francisco, California to Briarcliff Manor, New York, for the individuals in the following amounts: David L. Eslick, $145,411; Jeffrey L. Jones, $35,724; and Robert S. Schneider, $88,982.
(9)	Amounts shown as bonuses in the years 2003 and 2002 for Mr. O’Neil include annual cash bonus paid in connection with the acquisition of a company previously owned in part by Mr. O’Neil. These annual cash bonuses, commonly referred to by the Company as “Growth Based Bonuses,” for Mr. O’Neil were in the amount of $370,250 for the year 2003 and $329,000 for the year 2002. Mr. O’Neil resigned as Senior Vice President and Chief Operating Officer of the Company on February 24, 2005.
(10)	Amount shown as bonus in the year 2003 for Mr. Jones includes a bonus in the amount of $732,173 paid in the form of loan forgiveness and a resulting tax gross up. Such loan forgiveness and resulting tax gross up relate to an employment agreement entered into by the Company and Mr. Jones in April 2000 and involve loans previously made by the Company to Mr. Jones in 1994 and 1998.
(11)	Amount shown includes relocation benefits received in connection with the Company’s relocation of its corporate office from San Francisco, California to Briarcliff Manor, New York, for the individuals in the following amounts: David L. Eslick, $3,720; Jeffrey L. Jones, $28,726; and Ernest J. Newborn, II, $104,030.

Perquisites

In order to facilitate the performance of their management responsibilities, the Company provides to certain of its named executive officers car service, occasional chartered corporate aircrafts and club memberships. With respect to club memberships, the Company has purchased a corporate golf club membership in the name of the Company for a total of $600,000. This amount, which does not bear interest, is refundable upon the earlier of 30 years from the date of admission to the club, resignation of the membership and reissuance of the membership to another party or purchase of a replacement membership. Under the terms of the membership, the Company is permitted to designate three individuals to use the club facilities. The Company has designated Messrs. Eslick, Schneider and Jones. The Company is permitted to change the corporate designees by paying a nonrefundable redesignation fee. These perquisites are provided for use for business purposes and the costs thereof are considered ordinary and necessary business expenses of the Company rather than personal benefits or perquisites for the executives. Monthly club dues are paid by the individual designees who receive no reimbursement for such payments from the Company. The individuals do receive reimbursement from the Company if they incur additional expenses, such as meals and greens fees related to their business use of club facilities. Any personal benefit any of these persons may have derived from the use of the membership is regarded as incidental and the amount thereof has therefore not been included in the compensation shown in the Summary Compensation Table.

Stock Options Grants in Last Fiscal Year

The following table sets forth information concerning stock options granted during the fiscal year ended December 31, 2004 to the named executive officers.

Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
					5% ($) (3)	10% ($) (4)
David L. Eslick	40,948	4.5%	$14.46	4/5/14	$372,374	$943,668
Thomas E. O’Neil	27,299	3.0%	$14.46	4/5/14	$248,252	$629,120
Jeffrey L. Jones	22,749	2.5%	$14.46	4/5/14	$206,875	$524,262
Robert S. Schneider	27,299	3.0%	$14.46	4/5/14	$248,252	$629,120
Ernest J. Newborn, II	9,100	1.0%	$14.46	4/5/14	$82,754	$209,714

(1)	All options are granted with respect to the Company’s common stock. The options vest with respect to 25% of the related shares on each of the first four anniversaries of April 5, 2004. The Company has no stock appreciation rights outstanding.
(2)	The values shown are based on the assumed hypothetical compound annual appreciation rates of 5% and 10% prescribed by SEC rules. These hypothetical rates are not intended to forecast either the future appreciation, if any, of the price of the Company’s common stock or the values, if any, that may actually be realized upon such appreciation, and there can be no assurance that the hypothetical rates will be achieved. The actual value realized upon exercise of an option will be measured by the difference between the price of the Company’s common stock and the exercise price on the date the option is exercised.
(3)	For the values stated in this column to be realized, the price of the Company’s common stock would have to appreciate from $14.46 to $23.55 during the 10-year option term.
(4)	For the values stated in this column to be realized, the price of the Company’s common stock would have to appreciate from $14.46 to $37.51 during the 10-year option term.

Aggregated Option Exercises in Last Year and Year End Option Values

The following table shows information concerning stock options held by each of the named executive officers at December 31, 2004. The value of unexercised in-the-money options was based on the last reported sales price for the Company’s common stock on the Nasdaq National Market on December 31, 2004 of $11.57 per share. None of the named executive officers exercised options during the year ended December 31, 2004.

	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-The-Money Options at December 31, 2004
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
David L. Eslick	445,574	298,392	$699,552	$404,187
Thomas E. O’Neil	219,810	156,715	$335,526	$189,960
Jeffrey L. Jones	203,446	143,419	$317,730	$187,132
Robert S. Schneider	68,871	118,428	$108,127	$143,073
Ernest J. Newborn, II	135,456	97,186	$212,666	$138,296

Employment, Change of Control and Other Agreements

David L. Eslick.    Under an amended and restated employment agreement effective January 22, 2002, Mr. Eslick serves as the Company’s chairman, chief executive officer and president. The agreement ends on December 31, 2006 and automatically renews unless Mr. Eslick is given 120 days’ notice prior to its termination date. Under the agreement, Mr. Eslick is entitled to receive an annual salary of not less than $500,000. Mr. Eslick also is eligible to receive a bonus under the Company’s Management Incentive Plan and will be eligible to receive stock-based compensation under the Company’s 2002 Equity Incentive Plan. If the Company does not extend Mr. Eslick’s agreement for another term, or if his employment is terminated either without cause or by Mr. Eslick for good reason, including a change of control and diminution of duties, Mr. Eslick is entitled to receive, for three years from the date of termination, his then current base salary and benefits plus the higher amount of the current year’s target bonus or the prior year’s actual bonus payment. For two years after termination of his employment, Mr. Eslick is restricted from soliciting clients, employees and previously identified acquisition targets of the USI companies.

Thomas E. O’Neil.    Mr. Thomas E. O’Neil resigned as Senior Vice President and Chief Operating Officer of the Company on February 24, 2005. In connection with the resignation, the Company and Mr. O’Neil have entered into a separation agreement and a new employment agreement (together, the “Agreements”). The Agreements were entered into on March 31, 2005 and the separation agreement is effective as of 7 days from March 31, 2005. Under a new employment agreement, effective as of February 24, 2005, Mr. O’Neil will serve as a sales professional for the Company’s New York operating unit. Under the Agreements, Mr. O’Neil will receive, among other benefits, cash payments of $1,430,459, $380,459 of which will be paid in a lump sum cash payment on or before April 8, 2005. The balance of the cash payment will be paid ratably over an 18 month period from September 1, 2005 to February 24, 2007. Mr. O’Neil will also receive health and dental insurance coverage from February 24, 2005 to February 24, 2007 and the rights to retain and exercise vested stock options that are dependent upon the Company’s retention of two key client accounts and Mr. O’Neil’s continued employment with the Company. The Company and Mr. O’Neil also exchanged mutual releases and Mr. O’Neil is subject to non-competition and non-solicitation obligations to the Company until February 24, 2007 and his non-solicit obligations under the employment agreement expire two years after the termination of his employment. The employment agreement can be terminated by either the Company or Mr. O’Neil by giving each other 30 days’ prior written notice to that effect.

Jeffrey L. Jones.    Under an amended employment agreement originally effective December 1, 2002, Mr. Jones serves as the Company’s senior vice president and chief marketing officer. The agreement ends on November 30, 2007 and automatically renews unless Mr. Jones is given 120 days’ notice prior to its termination date. Under the agreement, Mr. Jones is entitled to receive an annual salary of not less than $350,000. Mr. Jones also is eligible to receive a bonus under the Company’s Management Incentive Plan and will be eligible to receive stock-based compensation under the Company’s 2002 Equity Incentive Plan. If the Company does not extend Mr. Jones’ agreement for another term, or if his employment is terminated either without cause or by Mr. Jones for good reason, including a change of control or diminution of duties, Mr. Jones is entitled to receive, for two years from the date of termination, his then current base salary and benefits plus the higher amount of the current year’s target bonus or the prior year’s actual bonus payment. For two years after termination of his employment, Mr. Jones is restricted from competing, soliciting clients, employees and previously identified acquisition targets of the USI companies. If he is terminated for cause or if Mr. Jones terminates his employment without good reason, the two year post-employment non-solicit provision is reduced to a one year period.

Robert S. Schneider.    Under an amended employment agreement originally effective November 1, 2002, Mr. Schneider serves as the Company’s executive vice president and chief financial officer. The agreement ends on October 31, 2007 and automatically renews unless Mr. Schneider is given 120 days’ notice prior to its termination date. Under the agreement, Mr. Schneider is entitled to receive an annual salary of not less than $275,000. Mr. Schneider is also eligible to receive a bonus under the Company’s Management Incentive Plan and will be eligible to receive stock-based compensation under the Company’s 2002 Equity Incentive Plan. If the Company does not extend Mr. Schneider’s agreement for another term, or if his employment is terminated either without cause or by Mr. Schneider for good reason, including a change of control and a diminution of duties, Mr. Schneider is entitled to receive one years’ salary and benefits from the date of termination, plus an amount of the current year’s target bonus. For two years after termination of his employment, Mr. Schneider is restricted from soliciting clients, employees and previously identified acquisition targets of the USI companies.

Ernest J. Newborn, II.    Under an amended and restated employment agreement effective January 22, 2002, Mr. Newborn serves as the Company’s senior vice president, general counsel and secretary. The agreement ends on December 31, 2006 and automatically renews unless Mr. Newborn is given 120 days’ notice prior to its termination date. Under the agreement, Mr. Newborn is entitled to receive an annual salary of not less than $275,000. Mr. Newborn also is eligible to receive a bonus under the Company’s Management Incentive Plan and will be eligible to receive stock-based compensation under the Company’s 2002 Equity Incentive Plan. If the Company does not extend Mr. Newborn’s agreement for another term, or if his employment is terminated either without cause or by Mr. Newborn for good reason, including a change of control and a diminution of duties, Mr. Newborn is entitled to receive, for two years from the date of termination, his then current base salary and benefits plus the higher amount of the current year’s target bonus or the prior year’s actual bonus payment. For two years after termination of his employment, Mr. Newborn is restricted from soliciting clients, employees and previously identified acquisition targets of the USI companies.

2000 Management Incentive Plan

The Company adopted the 2000 Management Incentive Plan effective January 1, 2000. Eligible executives and employees under the 2000 Management Incentive Plan are selected based upon their ability to significantly impact the Company’s annual operating success. The 2000 Management Incentive Plan provides an annual cash award opportunity expressed as a percentage of base salary and based upon the attainment of specified performance objectives. Estimated payouts for the 2000 Management Incentive Plan are accrued quarterly and awards are typically paid within 90 days after the end of the fiscal year. The 2000 Management Incentive Plan is administered by the Compensation Committee. Amounts paid pursuant to the 2000 Management Incentive Plan for the 2004 performance year to the named executive officers are included in the Summary Compensation Table above.

2002 Equity Incentive Plan

The Company’s Board and a requisite majority the shareholders have adopted a 2002 Equity Incentive Plan which became effective with the consummation of the Company’s initial public offering. Under the 2002 Equity Incentive Plan, 10,269,515 shares of the Company’s common stock were reserved for issuance to directors, executive officers, employees and non-employee contributors.

The 2002 Equity Incentive Plan is intended to:

•	promote the Company’s long-term financial interest and growth by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to the Company’s success;

•	motivate management personnel by means of growth-related incentives to achieve long range goals; and

•	further align the interests of participants with those of the Company’s shareholders through opportunities for increased share ownership in the Company.

Awards may consist of options, SARs, restricted shares, dividend equivalents or other share-based awards and are granted to eligible participants under the plan.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan provides for the purchase of up to 1,600,000 shares of the Company’s common stock by the Company’s employees. The Company will deliver repurchased and/or newly issued shares under this plan. Under the Employee Stock Purchase Plan, eligible employees will be entitled to purchase, during specified windows, an annual maximum amount of the Company’s common stock at a discounted price. By providing eligible employees with incentives to purchase the Company’s common stock, the Employee Stock Purchase Plan is intended to promote broad-based employee ownership within the Company.

Retirement Savings Plan

The Company has established a 401(k) retirement savings plan that is intended to qualify as a profit-sharing plan under Internal Revenue Code Section 401(a) and includes a cash or deferred arrangement that is intended to qualify under Code Section 401(k). The plan was established and is maintained for the exclusive benefit of the Company’s eligible employees and their beneficiaries. The plan was effective January 1, 1995. The Company makes matching contributions for active participants equal to 75% of their permitted contributions, up to a maximum of three percent of the participant’s annual salary. Eligible employees are immediately 100% vested in their individual contributions and vest 20% per year in the Company’s contributions beginning with their second year of service, becoming 100% vested after their fifth year of service. Vesting in the Company’s contributions also occurs upon attainment of retirement age, death or disability.

Deferred Compensation Plan

Effective January 1, 2005, the Company implemented a Non-qualified Deferred Compensation Plan. Executives and sales professionals with annual cash compensation of $200,000 or more are eligible to participate. Members of the Board of Directors are also eligible. As of January 1, 2005, the plan had 33 participants with estimated annual contributions of $1 million. New hires and acquired employees meeting eligibility guidelines are eligible to participate within 30 days of their hire/acquisition date. The plan accepts voluntary contributions on behalf of a participant. There are no employer contributions to the plan at this time. All contributions are made to the plan before any federal or state income taxes are withheld; however, compensation deferred under the plan is subject to social security tax and state unemployment tax.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Philosophy

The Company’s executive compensation program is designed to offer market competitive compensation opportunities, which are tied to individual, financial and stock performance.

The objectives of the Company’s executive compensation program are to:

•	Align the interests of executives and the Company’s shareholders through the use of equity-based compensation.

•	Emphasize pay-for-performance by placing a significant portion of total compensation “at risk,” the payout of which is tied to the improved performance of the Company and the achievement of other critical individual and business objectives.

•	Retain and attract talented executives by providing total compensation that is competitive with compensation at other insurance brokerage companies and related peers or general industry peers, where appropriate.

•	Support the Company’s efforts to develop superior leadership for the organization.

The Company is committed to placing a percentage of total compensation at risk by linking incentives to stock performance and to the achievement of financial, operational and strategic goals that will ultimately create shareholder value. In addition, the program recognizes and rewards exceptional individual contributions.

The Compensation Committee (the “Committee”) believes that it is desirable for executive compensation to be deductible for federal income tax purposes, but only to the extent that achieving deductibility is practicable, consistent with the Company’s overall compensation objectives, and is in the best interests of the Company and its shareholders. It is the Committee’s intention to comply with the requirements under Section 162(m) of the Internal Revenue Service on an ongoing basis, starting with the 2006 calendar year.

Executive Compensation Program Components

The principal components of the executive compensation program are: base salary, annual incentive and long-term incentive compensation. The Committee annually receives information from the Company and from external compensation consultants on the competitiveness of the level and structure of its executive compensation, specifically as it compares with that of a selected group of peer companies with which the Company competes for business and for executive talent. These peer companies include but are not limited to those insurance brokerage companies reflected in the performance graph appearing elsewhere in the Proxy Statement. Periodically, the Committee meets with an outside compensation consultant to assess the competitiveness of the executive compensation program and its effectiveness in linking pay to company performance and shareholder value creation.

Base Salary

Base salaries are targeted at the median of competitive market data for comparable positions. Annually, the Committee reviews and approves individual salary adjustments for the Company’s chief executive officer and members of senior management. Salary increases are based on a consideration of individual competencies, performance, potential, value-added contributions, changes in responsibility as well as general movement in external salary levels. The Committee’s decisions regarding salary adjustments for the company’s chief executive officer and senior management are consistent with the salary increase guidelines in effect for employees, established each year by the Company. It is the Committee’s belief that base salary increases should not be the primary source of compensation growth for senior management.

Annual Bonus

Annual incentives are designed to reinforce the Company’s risk/reward orientation and to focus the attention of participants on achieving key performance objectives that support the company’s business strategy. These awards are intended to deliver competitive compensation for achieving company financial objectives and individual performance goals that the Committee believes are primary drivers of shareholder value creation over time. Annual bonus targets under the 2000 Management Incentive Plan (the “MIP”) are periodically reviewed and adjusted to position the Company competitively against peer companies. Annual bonus targets vary by position and level of responsibility. The annual bonus pool for corporate executives is based on the Company’s overall financial performance relative to the prior year’s results and expectations established by the Committee at the start of the year. The primary emphasis is placed on improving the Company’s cash earnings per share results, with a secondary emphasis on individual performance.

Incentive opportunities under the MIP have both upside potential and downside risk. The upside potential—up to 200% of target—can be attained if performance goals are substantially outperformed. The downside risk is that employees may not receive an annual bonus depending on Company performance, as well as their individual performance.

In 2004, individual awards could range from 0% to 240% of targeted levels and were decided based upon a review of individual performance against annual goals, which include financial, operational and strategic management objectives. Awards are made in the sole discretion of the Committee.

After reviewing the Company’s performance during 2004 against the established financial objectives, the Committee approved individual awards for the Company’s chief executive officer and other members of senior management that reflected the Company’s below target financial and stock performance, as well as their own individual accomplishments.

Long-Term Incentives

Long-term incentives are designed to closely align the long-term interest of executives with those of shareholders, and are targeted at the median of general industry and peer company levels. Eligible participants include executive management and other senior managers responsible for implementing operational plans designed to achieve the Company’s long-term strategic objectives as approved by the Board of Directors.

In 2004, the Committee granted a combination of restricted shares and stock options in order to provide a competitive long-term incentive to employees in direct alignment with shareholders, to conserve shares and to respond to trends in the marketplace. All individual equity awards for executive officers are based on position and level of responsibility, as well as individual performance. Restricted shares are used to deliver a portion of the value previously delivered through stock options.

2004 Chief Executive Officer Compensation

The compensation of the Company’s chief executive officer (“CEO”) is based on the same factors as compensation for other executive officers. In setting the CEO’s target annual compensation opportunity, the Committee seeks to be competitive with CEO compensation in peer companies, and to place a majority of the CEO compensation at risk by linking pay to the achievement of the Company’s annual and long-term financial and operating goals and Company stock price performance.

The Committee’s decisions about Mr. Eslick’s compensation were made in accordance with the Company’s executive compensation program and philosophy as follows:

Effective March 1, 2004, the Committee increased Mr. Eslick’s salary from $425,000 to $500,000 based on competitive benchmarking against the salaries of other CEOs. Mr. Eslick’s salary had fallen below the median of the compensation survey group, based on the latest available data.

After the close of the 2004 calendar year, the Committee reviewed the Company’s financial results against prior year’s results and against expectations established for the year. The Committee determined that Mr. Eslick would receive an annual bonus for 2004 performance that was below the incentive target provided for his position but consistent with individual performance goals. The approved award was $75,000, or 15% of his annual target.

In April 2004, the Committee approved the grant of 40,948 stock options and 15,560 restricted shares for 2004, made at the time of the Company’s annual grant. These awards are consistent with external benchmarking and internal equity practice in place for Company participants.

Thomas A. Hayes, Chairman

L. Ben Lytle

Ronald E. Frieden

STOCK PERFORMANCE GRAPH

Set forth below is a graph and table indicating the value at the end of the specified time periods of a $100 investment made on October 22, 2002 (the first day of trading of the Company’s common stock on the National Market) in the Company’s common stock and similar investments made in the Standard & Poor’s 500 Index and securities of companies in a peer group of insurance broker and agency companies comprised of Arthur J. Gallagher & Company, Hilb, Rogal and Hamilton Co., Willis Group Holdings Ltd., Hub International Ltd. and Brown & Brown, Inc. The graph and table assume the reinvestment of any dividends received.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of beneficial ownership and changes in such with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2004 were met in a timely manner except that Messrs. Bowler, Eslick, Jones, Newborn, O’Neil and Schneider reported late grants of 3,458, 15,560, 8,645, 3,458, 10,373 and 10,373 shares of restricted stock, respectively, and of 9,100, 40,948, 22,749, 9,100, 27,299 and 27,299 options to purchase stock, respectively, made on April 5, 2004, and Mr. Eslick reported late the sale of 1,295 shares of stock on March 5, 2004 when the custodian of his IRA account mistakenly sold the shares instead of transferring the shares to a new custodian. In addition, Messrs. Jones and O’Neil reported late grants of 288 and 3,440 shares of the Company’s common stock under the Company’s Employee Stock Purchase Plan on Form 5.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2004, with the Company’s management and independent auditors. The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees. The Audit Committee has received the written disclosures and letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1, Independent Discussions with Audit Committees, and the Audit Committee has discussed with such auditors the independence of such auditors.

Based on the foregoing review and discussions, the Audit Committee has recommended to the Company’s Board of Directors that the Company’s audited financial statements for the year ended December 31, 2004, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Robert F. Wright, Chairman

Richard M. Haverland

Thomas A. Hayes

Ronald E. Frieden

The foregoing Audit Committee report shall not be incorporated by reference into any of the Company’s prior or future filings with the SEC, except as otherwise explicitly specified by the Company in any such filing.

Fees Billed by the Company’s Independent Auditors

As described below, on September 16, 2003 the Company replaced Ernst & Young LLP (“Ernst & Young”) with Deloitte & Touche LLP as its independent auditors. The table below describes the fees paid to Ernst & Young LLP in its function as the Company’s principal accountant in the from January 1, 2003 to September 16, 2003 and by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche LLP”) from that date through December 31, 2004.

	Deloitte & Touche LLP		Ernst & Young LLP
	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2003
Audit Fees (1)	$2,653,000	$284,000	$1,142,000
Audit-Related Fees (2)	$41,000	—	$41,000
Tax Fees (3)	$381,000	$5,000	$148,000
All Other Fees (4)	—	—	$365,000
Total	$3,075,000	$289,000	$1,696,000

(1)	Fees for audit services included fees associated with the annual audit of the Company’s financial statements, the audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, reviews of the Company’s quarterly reports on Form 10-Q and for procedures performed in connection with filing the Company’s registration statements on Form S-3 and S-8 in 2004.
(2)	Fees for audit-related principally included fees for an audit of the Company’s 401(k) plan and a report in accordance with Statement on Auditing Standards No. 70, “Service Organizations,” related to the Company’s employee benefits servicing business.
(3)	Fees for tax services included fees for the tax compliance, tax advice and tax planning.
(4)	Fees for all other services not included the above included fees principally related to communication services to employees related to the Company’s initial public offering and assistance in the development of the Company’s strategic compensation program.

The Audit Committee has considered and determined that the provision of these services is compatible with maintaining the principal accountant’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the Company’s independent accountant. In addition to approving the engagement of the independent auditor to audit the Company’s consolidated financial statements, the Audit Committee must approve all use of the Company’s independent auditor for non-audit services prior to any such engagement.

Changes in Registrant’s Certifying Accountant

Effective September 16, 2003, the Audit Committee of the Board of Directors of the Company dismissed Ernst & Young as the Company’s independent auditors and engaged Deloitte & Touche LLP (“Deloitte & Touche”) to serve as the Company’s new independent auditors for fiscal year 2003.

Ernst & Young’s reports on the financial statements of the Company as of and for the two most recent fiscal years ended December 31, 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recent fiscal years ended December 31, 2002, the subsequent interim periods ending March 31, 2003 and June 30, 2003, and during the period July 1, 2003 through September 16, 2003, (collectively referred to as the “Covered Period”) there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Covered Period.

The Company provided Ernst & Young with a copy of the foregoing disclosures and it has agreed with such statements.

During the Covered Period, the Company did not consult Deloitte & Touche with respect to the application of accounting principles to a specified transaction, whether completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The foregoing was previously disclosed by the Company on a Form 8-K/A filed with the SEC on October 14, 2003.

SHAREHOLDERS’ PROPOSALS FOR 2006 ANNUAL MEETING

Any shareholder who wishes to present a proposal appropriate for consideration at the Company’s 2006 Annual Meeting of Shareholders must submit the proposal in proper form to the Company at the address set forth on the Notice of Annual Meeting of Shareholders no later than December 26, 2005, for the proposal to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to such annual meeting.

Shareholder proposals submitted outside of the procedures set forth above, including nominations for Directors, must be mailed to the Company Attn: Secretary, at the address referenced above and must be received by the Secretary on or before March 14, 2006. If a proposal is received after that date, the Company’s proxy for the 2006 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2006 Annual Meeting.

OTHER MATTERS

The Company will bear the cost of this solicitation of proxies. Proxies may be solicited by Directors, officers and employees of the Company and its subsidiaries without receiving additional compensation. Upon request, the Company will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders, with the opportunity to make a statement should they choose to do so and to be available to respond to questions, as appropriate.

Dated: April 22, 2005

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO VOTE THEIR PROXY BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

APPENDIX A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

U.S.I. HOLDINGS CORPORATION

U.S.I. HOLDINGS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), hereby certifies as follows:

FIRST: The name of the corporation is U.S.I. HOLDINGS CORPORATION (the “Corporation”).

SECOND: The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State was April 27, 1994.

THIRD: This Amended and Restated Certificate of Incorporation amends and restates the prior Amended and Restated Certificate of Incorporation of the Corporation by restating the Amended and Restated Certificate of Incorporation filed June 1, 1994 and all amendments thereto through the date hereof.

FOURTH: The Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is USI Holdings Corporation.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, Delaware 19801, County of New Castle. The name and address of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSES AND POWERS

The purpose of the Corporation is to engage in any capacity, whether by itself or by or through any other person, organization, association, partnership, corporation or other entity in which the Corporation may have an interest, in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, and the Corporation shall be authorized to exercise and enjoy all powers, rights and privileges conferred upon corporations by the laws of the State of Delaware as in force from time to time including, without limitation, all powers necessary or appropriate to carry out all those acts and activities in which it may lawfully engage.

ARTICLE IV

CAPITAL STOCK

A. Authorization of Shares.

The aggregate number of shares of capital stock which the Corporation has authority to issue, from time to time, is 387,000,000 shares, consisting of:

87,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”); and

300,000,000 shares of voting common stock, par value $0.01 per share (the “Common Stock”).

B. Common Stock.

(i) Voting Rights.    Except as otherwise provided in this Amended and Restated Certificate of Incorporation, any certificate of designations or required by applicable law, the holders of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.

(ii) Dividends.    Subject to any restrictions imposed by any series of outstanding Preferred Stock, the Board of Directors of the Corporation may cause dividends to be paid to holders of shares of Common Stock out of funds legally available for the payment of dividends.

(iii) Liquidation.    Upon any liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to participate ratably on a per-share basis in all distributions on shares of Common Stock of the Corporation in such liquidation, dissolution or winding up of the Corporation.

C. Preferred Stock.

(a) Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including, but without limiting the generality of the foregoing, the following:

(i) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board of Directors in the resolution establishing such series) may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares of such series then outstanding) from time to time by action of the Board of Directors;

(ii) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the Corporation, and whether or in what circumstances such dividends shall be cumulative;

(iii) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock or other securities of the Corporation or any other person, and the terms and conditions of such conversion or exchange;

(iv) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and, if so, the terms and conditions of such redemption (including whether such redemption shall be optional or mandatory), including the date or dates or event or events upon or after which they shall be redeemable, and the amount and type of consideration payable upon redemption, which may vary under different conditions and at different redemption dates;

(v) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

(vi) The terms of any sinking fund or redemption or purchase account, if any, to be provided for shares of such series of the Preferred Stock;

(vii) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

(viii) Any other powers, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions of shares of such series of Preferred Stock.

D. Other Provisions Relating to Capital Stock.

The rights of holders of shares of capital stock to take any action as provided in this Article IV may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as provided in the By-laws or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action.

ARTICLE V

CORPORATE EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS

(a) Board of Directors.    The Corporation shall be managed by or under the direction of the Board of Directors which shall exercise all powers conferred under the laws of Delaware.

(b) Number.    The number of directors shall be fixed in the manner set forth in the By-laws.

(c) By-laws.    In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the By-laws, except as otherwise expressly provided in any By-law made by the holders of the capital stock of the Corporation entitled to vote thereon. Any By-laws may be altered, amended or repealed by the holders of the capital stock of the Corporation entitled to vote thereon at any annual meeting or at any special meeting called for that purpose.

(d) Limitation of Liability.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which provision, among other things, makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability, or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE VII

INDEMNIFICATION

The Corporation shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the GCL, as the same exists on the date hereof or as hereafter may be amended.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND CERTIFICATE

OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Amended and Restated Certificate of Incorporation and all rights and powers conferred in this Amended and Restated Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.

FIFTH: This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 and Section 245 of the GCL.

We, the undersigned, being the President and Secretary, respectively, of the within named Corporation, pursuant to the GCL, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this      day of             , 2005.

ATTEST:

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED. WILL BE VOTED “FOR” THE PROPOSALS.

Please

Mark Here

For Address

Change

SEE REVERSE SIDE

Please

Mark Here

For Comments

SEE REVERSE SIDE

PROPOSAL 1. ELECTION OF DIRECTORS

FOR

WITHHELD

FOR ALL

Nominees:

01 Eslick, David L.

02 Frieden, Ronald E.

03 Haverland, Richard M.

04 Hayes, Thomas A.

05 Lytle, L. Ben

06 Spass, Robert A.

07 Wright, Robert F.

PROPOSAL 2. APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

FOR

AGAINST

ABSTAIN

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

COMBINED AREA MUST BE BLANK FOR COMBINED CARDS

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Date

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Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

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